Exhibit 10.1

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (the “Agreement”) is entered into as of August 13, 2013 (the “Effective Date”), by and between Hedgepath, LLC, a Florida limited liability company (formerly known as Hedgepath Pharmaceuticals, Inc., a Florida corporation, “Hedgepath”), and HedgePath Pharmaceuticals, Inc., a Delaware corporation (as successor to Commonwealth Biotechnologies, Inc., a Virginia corporation, the “Company,” and together with Hedgepath, each, a “Party” and collectively, the “Parties”).

WHEREAS, Hedgepath is engaged in the field of pharmaceutical development and the conduct of such other activities as may be incidental or related thereto, including, and specifically as of the Effective Date, the acquisition of technology rights and to conduct activities related to the research and development of the currently-marketed drug itraconazole for oncology applications (the entirety of such business opportunity, including without limitation as more particularly described on Schedule A hereto, the “Business”);

WHEREAS, in order to carry out the purposes and intent of that certain Amended Plan of Reorganization, dated January 4, 2013 (the “Plan”), filed by Commonwealth Biotechnologies, Inc. and approved by the court in connection with its voluntary petition in the United States Bankruptcy Court for the Eastern District of Virginia seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (Case No. 11-30381-KRH), Hedgepath wishes to transfer to the Company all of its rights, title and interest in the Business, including without limitation, the assets listed on Schedule B hereto, which are related to and are necessary for the Company to conduct the Business following the Effective Date (but, for the avoidance of doubt, no other assets or liabilities of Hedgepath which are not directly related to or associated with the Business, the “Assets”);

WHEREAS, as of the Effective Date, Hedgepath is the owner of a claim against the Company in the amount of $52,500 (the “T&B Claim”), which T&B Claim was owed by the Company to Travenner & Beran, PLC (“T&B”), and Hedgepath desires to contribute the T&B Claim to the Company;

WHEREAS, in order to carry out the purposes and intent of the Plan, in consideration of the contribution of the Assets and the T&B Claim by Hedgepath to the Company, the Company desires to issue to Hedgepath shares of newly designated Series A Convertible Preferred Stock, no par value per share (with the rights and preferences thereto set forth in the form of Certificate of Designations set forth on Exhibit A hereto, the “Series A Preferred”) representing ninety percent (90%) of the voting securities of the Company as of the Effective Date; and

WHEREAS, Hedgepath and the Company desire such transfer of the Assets and the T&B Claim to qualify as a tax free contribution of capital under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency whereof are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

CONTRIBUTION OF ASSETS

Section 1.1 Contribution of Assets. Upon and subject to the terms and conditions of this Agreement, as of the Effective Date, Hedgepath hereby assigns (and, from and after the Effective Date, agrees to assign, as applicable), transfers, contributes, conveys and delivers to the Company all of Hedgepath’s right, title, and interest in all of the Business and the Assets and the T&B Claim. Hedgepath represents that the Assets represent all of the assets which are necessary for the Company to begin to conduct the Business following the Effective Date. The closing of the transactions contemplated hereby shall occur contemporaneously with the signing of this Agreement

Section 1.2 No Liabilities. It is acknowledged and agreement that Hedgepath shall not contribute any liabilities of Hedgepath to the Company.

Section 1.3 Assumption of Assets; Satisfaction of T&B Claim. The Company hereby agrees to and accepts irrevocably, unconditionally and without reservation all of the Assets and the T&B Claim, subject to the terms and conditions of this Agreement. The Company agrees that it will satisfy the T&B Claim as follows: the Company will issue to T&B a number of restricted shares of common stock, no par value, of the Company (the “Common Stock”), with the number of shares of Common Stock to be determined based on the valuation of the shares to be issued to purchasers in connection with the Company’s planned $5 million offering of securities as described in the Plan. Such shares of Common Stock shall be issued to T&B within five (5) business days of the final determination of such valuation (as memorialized in the final transaction documentation for such offering).

Section 1.4 Consideration for the Contribution. As consideration for the contribution described in Section 1.1 above, concurrently with the contribution to the Company of the Assets and the T&B Claim, the Company will issue to Hedgepath 170,000.739 shares of Series A Preferred Stock, constituting 100% of the outstanding shares of Series A Preferred Stock as of the Effective Date. The Parties intend that the contribution of the Assets and T&B Claim in consideration of the issuance of the Series A Preferred Stock be a tax free contribution of capital under Section 351 of the Code.

Section 1.5 Cooperation. Hedgepath shall take all actions necessary to execute any and all documents as may be reasonably requested by the Company from time to time to transfer the Assets and the T&B Claim and otherwise fully vest or perfect in the Company all right, title and interest in and to the Assets and the T&B Claim assigned and assumed pursuant to this Agreement.

ARTICLE II

ADDITIONAL COVENANTS AND MISCELLANEOUS PROVISIONS

Section 2.1 Compliance with Bulk Sales Laws. The Parties hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, including, without limitation, any applicable state tax law that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business.

Section 2.2 Further Assurances. Each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take, or cause to be taken, such further actions, as the other party hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement.

Section 2.3 Governing Law. This Agreement shall be governed by and construed in accordance with federal law as it applied to patents, copyrights and trademarks and otherwise in accordance with the laws of the State of Florida, and without regard to the conflicts of laws principles of such state.

Section 2.4 No Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall it be constructed, to confer any rights or benefits upon any person or entity (including, but not limited to, any officer, director, employee or creditor or former officer, director, employee or creditor of the Company) other than the Parties hereto.

Section 2.5 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the contribution of the Assets to the Company, and constitutes the complete, final and exclusive embodiment of the agreement between the Parties with respect to that subject matter and supersedes all prior agreements whether written or oral which may have been entered into by the Parties on the subject matter.

Section 2.6 Successors and Assigns. This Agreement shall be binding upon and inure to the Parties hereto and their respective successors and assigns.

Section 2.7 Amendment. No change, modification or amendment of this agreement shall be valid or binding on the Parties unless such change or modification shall be in writing signed by the party or Parties against whom the same is sought to be enforced.

Section 2.8 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect (including, without limitation, with respect to any particular Asset or groups of Assets or the T&B Claims), the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the Parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 2.9 Execution. This Agreement may be executed in two (2) or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or other electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or other electronic signature page were an original thereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Contribution Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

HEDGEPATH, LLC

By:	/s/ Frank E. O’Donnell, Jr.
	Name:	Frank E. O’Donnell, Jr.
	Title:	Manager

HEDGEPATH PHARMACEUTICALS, INC.

By:	/s/ Nicholas J. Virca
	Name:	Nicholas J. Virca
	Title:	President and Chief Executive Officer

Schedule A

Description of Business

Hedgepath’s proposed anti-cancer therapies are based upon new indications and formulations of the Food and Drug Administration (“FDA”) approved drug itraconazole, which is approved for and extensively used to treat anti-fungal infections. Itraconazole has a significant history of safe and effective use in humans.

Hedgepath has implemented a strategy to acquire technology rights and to contract for research, manufacturing and regulatory expertise to solidify its commercial position for use of itraconazole for oncology applications. Hedgepath intends to move itraconazole through clinical trials and toward regulatory approvals for multiple anti-cancer indications with a newly patented formulation of itraconazole and additional intellectual property protection. Thus, Hedgepath plans to offer a new and promising opportunity for repurposing an existing drug to significantly reduce the risk and time to FDA approvals for marketing in the United States. Key proposed applications include prostate, lung and skin cancers.

Schedule B

Contributed Assets

1.	U.S. Provisional Patent 61-813,122, “Prostate-Specific Antigen as Biomarker for Hedgehog Pathway Inhibitor Treatment and Prognostic Monitoring of Prostate Cancer” (previously assigned to Hedgepath by Francis E. O’Donnell, Jr. and Nicolas J. Virca, as inventors).

2.	U.S. Provisional Patent 61-813,823, “Treatment and Prognostic Monitoring of Cancer Using Hedgehog Pathway Inhibitors” (previously assigned to Hedgepath by Francis E. O’Donnell, Jr. and Nicolas J. Virca, as inventors).

3.	Assignment of Patents, dated November 1, 2012, by Francis E. O’Donnell, Jr. in favor of Hedgepath.

4.	Assignment of Patents, dated November 1, 2012, by Nicolas J. Virca in favor of Hedgepath.

5.	Consulting Agreement, dated and effective as of September 1, 2012, by and between Hedgepath Pharmaceuticals, Inc. (the predecessor of Hedgepath) and Emmanuel Antonarakis, MD (“Antonarakis”).

6.	Confidentiality and Intellectual Property Assignment Agreement, dated and effective September 1, 2012, between Antonarakis and Hedgepath Pharmaceuticals, Inc. (a predecessor to Hedgepath). Includes all intellectual property, know-how and other assets assigned to Hedgepath by Antonarakis under such agreement.

7.	Consulting Agreement, effective as of April 11, 2013, by a between Hedgepath and Arianne Consulting, Inc. (“Arianne”).

8.	Confidentiality and Intellectual Property Assignment Agreement, dated and effective April, 2013, between Arianne and Hedgepath. Includes all intellectual property, know-how and other assets assigned to Hedgepath by Arianne under such agreement.

Exhibit A

FORM OF CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

HEDGEPATH PHARMACEUTICALS, INC.

Pursuant to Section 151 of the

Delaware General Corporation Law

HedgePath Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation by unanimous written consent to action on August     , 2013:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), there is hereby established a series of the Corporation’s authorized preferred stock, par value $0.0001 per share (the “Preferred Stock”), which series shall be designated as the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation, with the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

SECTION 1. DEFINITIONS. For the purposes hereof, the following capitalized terms shall have the following meanings, with other capitalized terms being defined elsewhere herein:

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“DGCL” means the Delaware General Corporation Law.

“Effective Date” means August     , 2013.

“Holder” means any holder of Series A Preferred Stock.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SECTION 2. DESIGNATION, AMOUNT AND PAR VALUE; ASSIGNMENT

(a) The series of preferred stock designated by this Certificate shall be designated as the Corporation’s “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares so designated shall be 500,000. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share.

(b) The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its principal place of business or such other office of the Corporation as may be designated by the Corporation. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three (3) Business Days. The provisions of this Certificate are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

SECTION 3. DIVIDENDS. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock.

SECTION 4. VOTING RIGHTS. Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is convertible (as adjusted from time to time pursuant to Section 6 hereof), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

SECTION 5. RANK; LIQUIDATION.

(a) The Series A Preferred Stock shall rank: (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series A Preferred Stock (“Senior Securities”), in each case, as to dividends, distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily. The foregoing shall not preclude the Corporation from designating or issuing any Junior Securities, Parity Securities or Senior Securities.

(b) Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), each holder of shares of Series A Preferred Stock shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to $0.0001 per share of Series A Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series A Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series A Preferred Stock and Parity Securities.

(c) After payment to the holders of shares of the Series A Preferred Stock of the amount required under Section 5(b) and subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, the remaining assets or surplus funds of the Corporation, if any, available for distribution to stockholders shall be distributed ratably among the holders of the Series A Preferred Stock, any other class or series of capital stock that participates with the Common Stock in the distribution of assets upon any Liquidation Event and the Common Stock, with the holders of the Series A Preferred Stock deemed to hold that number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible.

SECTION 6. CONVERSION.

(a) Conversions at Option of Holder. Following the one (1) year anniversary of the Effective Date, all of the shares of Series A Preferred Stock (the “Total Series A Shares”) shall be convertible on any Business Day in the aggregate into a number of Conversion Shares that equals ninety percent (90%) of the total issued and outstanding shares of the Common Stock (on a fully-diluted basis) of the Corporation as of the Effective Date, after giving effect to a hypothetical issuance of such Conversion Shares (the “Conversion Rate”) without any additional consideration by the holder to effectuate the conversion, in the manner provided for herein. As of the Effective Date, there are 18,888,971 shares of Common Stock outstanding on a fully-diluted basis; therefore, the Total Series A Shares are convertible into 170,000,739 shares of Common Stock (the “Total Series A Conversion Shares”), and each share of Series A Preferred Stock is convertible into its pro rata portion of such the Total Series A Conversion Shares. The Conversion Rate shall not be subject to dilution, modification or any other change, regardless of any action undertaken by the Board of Directors or stockholders of the Corporation.

(b) Mechanics of Conversion.

(i) Generally. Each Holder who converts the Series A Preferred Stock held by such Holder into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, and shall give written notice (a “Notice of Conversion”) to the Corporation at such office that such holder elects to convert the same. Such Notice of Conversion, to be given on any Business Day, shall state the number of shares of Series A Preferred Stock being converted and shall contain instructions as to where Conversions Shares should be delivered. Thereupon, the Corporation shall promptly issue and deliver to such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled (which certificate or certificates shall bear appropriate restrictive legends as may be required by the Securities Act) and shall promptly pay in Common Stock any declared and unpaid dividends on the shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of which both certificates representing the shares of Series A Preferred Stock to be converted are surrendered to the Corporation and the Holder has delivered a Notice of Conversion to the Corporation (the “Conversion Date”), and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

(ii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of the Total Series A Shares. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iii) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round up to the next whole share.

(iv) Transfer Taxes. The issuance of certificates for Conversion Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e) Status as Stockholder. Upon each Conversion Date: (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for or (if applicable and permitted under the Securities Act) electronic delivery of such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.

SECTION 7. CERTAIN ADJUSTMENTS.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of shares of Series A Preferred Stock) with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Total Series A Conversion Shares shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Rights Upon Distribution of Assets. If the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) other than cash to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), a Holder shall be entitled to receive the dividend or distribution of assets that would have been payable to such Holder pursuant to the Distribution had such Holder converted his or her shares of Series A Preferred Stock (or, if such Holder had partially converted such shares prior to the Distribution, any unconverted portion thereof) immediately prior to such record date.

(c) Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding: (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Preferred Stock, the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Rate shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Rate in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered (via overnight courier, facsimile or email) to each Holder who does not have a representative or affiliate of such Holder serving on the Board of Directors of the Corporation, at its last address as it shall appear upon the books and records of the Corporation, written notice of any Fundamental Transaction at least ten (10) calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

SECTION 8. MISCELLANEOUS.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 324 South Hyde Park Avenue, Suite 350, Tampa FL 33606, Fax Number: (813) 831-2372, or such other facsimile number or address or email address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or email addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in or pursuant to this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or mail at the facsimile number or email address specified in or pursuant to this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second (2nd) Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) No Impairment. For so long as any shares of Series A Preferred Stock are outstanding, the terms of this Certificate of Designation may not be amended, modified, repealed or waived without the affirmative vote or written consent of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock. In addition, except as authorized by the affirmative vote or written consent of the holders of not less than seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock, the Corporation will not, by amendment of this Certificate of Designation or its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, fail to observe, or avoid or seek to avoid the observance or performance of, any of the terms contained herein, and will at all times in good faith take all actions as may be necessary to carry out of all the provisions hereof and to take all such actions as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock against any impairment.

(c) Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any obligation hereunder shall be due on a day other than a Business Day, such obligation shall be made or fulfilled on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this      day of August, 2013.

HEDGEPATH PHARMACEUTICALS, INC.

By:
Name:
Title: